Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-3 (No. 333-135618) and on Form S-8 (No. 333-175638, No. 333-198723 and No. 333-232248) of Virco Mfg. Corporation (the “Company”), of our report dated April 8, 2026, relating to the consolidated financial statements of the Company and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report on Form 10-K of the Company for the year ended January 31, 2026.

/s/ Baker Tilly US, LLP

Los Angeles, California
April 8, 2026